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                                                                    Exhibit 10.3

                       Westbrook Burnham Holdings, L.L.C.
                      Westbrook Burnham Co-Holdings, L.L.C.
                       Blackacre SMC Master Holdings, LLC

Burnham Pacific Properties, Inc.
110 West A Street
San Diego, CA 92101
                                                              September 11, 2000
         Re: EXCHANGE AGREEMENT

Ladies and Gentlemen:

             Pursuant to the Exchange Agreement (the "Exchange Agreement"), dated August 31, 2000, entered into among Burnham Pacific Properties, Inc. (the "Company"), Burnham Pacific Operating Partnership, L.P. (the "Operating Partnership"), and each of Westbrook Burnham Holdings, L.L.C., Westbrook Burnham Co-Holdings, L.L.C., and Blackacre SMC Master Holdings, LLC (collectively, the "Preferred Stockholders"), the Company may not engage in certain activities without the prior written consent of the Preferred Stockholders. Terms used herein and not defined herein shall have the meanings assigned to such terms in the Exchange Agreement.

             1. The Preferred Stockholders, by their execution of this agreement (the "Agreement"), hereby consent to and approve the execution, delivery and performance of the agreement by and among the Company and Jay L. Schottenstein ("JLS"), Schottenstein Stores Corporation ("SSC"), Jublilee Limited partnership ("JLP"), Jubilee Limited Partnership III ("JLPIII"), Schottenstein Professional Asset Management Corp. ("SPAMC"), Michael L. Ashner ("MLA") and Susan Ashner ("SA" and, together with JLS, SSC, JLP, JLPIII, SPAMC and MLA, the "SA Group") in the form attached hereto as Exhibit A (the "Schottenstein Agreement") and to the following actions which may be taken by the Company pursuant to and in accordance with the terms of the Schottenstein Agreement: (i) an amendment to the Company's Bylaws to increase the maximum number of members of the Board to nine (excluding any directors to be elected solely by the holders of the Company's Series 2000-C Convertible Preferred Stock) in accordance with Section 4(f) of the Exchange Agreement; (ii) the election of JLS and MLA to the Company's Board of Directors on or about the day hereof; (iii) an amendment to the slate of nominees to be proposed for election at the 2000 Annual Meeting of Stockholders, as set forth in the Exchange Agreement, to include JLS and MLA on that slate of nominees with the result that they will become part of the Slate and that the Company's proposal of such a slate of nominees for

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election at the 2000 Annual Meeting of Stockholders shall not violate any provisions of the Exchange Agreement, including but not limited to Section 3(e) thereof; and (B) the execution, delivery and performance by the Company of the Liquidation and Property Management Services Agreement (the "Liquidation Agreement") in the form attached as Exhibit B hereto; PROVIDED that the Preferred Stockholders shall retain any approval or consent rights granted to them pursuant to the Schottenstein Agreement or the Liquidation Agreement. The Preferred Stockholders, by their execution of this agreement, hereby consent to and approve the payment on September 29, 2000 of a dividend of ten cents per share on each outstanding share of the Company's common stock and of a distribution of ten cents per share on each outstanding common unit of Burnham Pacific Operating Partnership, L.P; PROVIDED that all Accrued Dividends (as such term is defined in the Articles Supplementary) owing to the Preferred Stockholders as of such date are paid to the Preferred Stockholders prior to or concurrently with such dividends and distributions to the Company's common stockholders and the Operating Partnership's common unitholders. Without the written consent of the Preferred Stockholders, the Company and the Operating Partnership hereby agree that each shall not agree to any amendment to or waiver of the Schottenstein Agreement or any material amendment or waiver of the Liquidation Agreement, it being understood that any such consent relating to the Liquidation Agreement shall be given pursuant to the standard set forth in
Section 12.8 of the Liquidation Agreement.

             The Preferred Stockholders waive any rights such Preferred Stockholders may have to a Change of Control Preference or Liquidation Preference or other benefit as a result of any of the events described in this
Section 1.

             2. The Preferred Stockholders and the Company hereby agree that every reference in the Exchange Agreement to "November 14, 2000" shall be deemed to be a reference to "December 15, 2000".

             3. The Company, by its execution of this Agreement, hereby agrees that (a) on and after the date on which no Series 2000 Shares are outstanding, the Board shall (i) amend the Company's Bylaws to increase the maximum number of Directors elected by the common shareholders of the Company by one, (ii) elect Allen Curtis Greer II to fill the vacancy created by increasing the size of the Board pursuant to clause (i) above and (iii) nominate the individual elected to the Board pursuant to clause (ii) above for election to the Board at any subsequent meeting of the stockholders of the Company at which such vote will be held, (b) in the event that the Board shall delegate the authority to make decisions or take actions with respect to the liquidation of the Company and its assets to a committee or sub-

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committee of the Board, then the number of directors nominated by the SA
Group (as such term is defined in the Schottenstein Agreement) that serve on any such committee or sub-committee shall not be proportionally greater than the proportion of all directors nominated by the SA Group (as such term is defined in the Schottenstein Agreement) to the entire Board (including any members of the Board elected by the holders of the Series 2000 Shares) and
(c) the Company shall not amend the Rights Agreement without the consent of the Preferred Stockholders, except (i) in accordance with clause (a) of paragraph 4 below, or (ii) in connection with any offer to acquire greater than 50% of the common stock of the Company by means of a tender offer, merger or similar transaction.

             4. (a) Within three business days after the date hereof, (i) the Company shall amend the Rights Agreement, or take such other action with respect thereto, such amendment or other action to be in form and substance reasonably acceptable to the Preferred Stockholders and its legal counsel, in order to permit each of Westbrook, Blackacre and Morgan Stanley, Dean Witter & Co. and its affiliates (collectively, the "Exempted Holders") to beneficially own 19.9% of the outstanding common stock (which may include, without limitation, shares convertible into common stock) of the Company (without attributing to either Westbrook or Blackacre for purposes of determining its ownership of such shares any such shares beneficially owned by the other) (the "Permitted Ownership") without triggering any adverse consequences to any Exempted Holder under the provisions of the Rights Agreement and (ii) the Company shall take such action as is necessary to exempt the Permitted Ownership from the provisions of Article VII, Section 7.2 of the Company's Articles of Amendment and Restatement (the "Charter"), and the Preferred Stockholders shall cooperate with the Company and take such action as may be reasonably requested by the Company in connection therewith, PROVIDED, HOWEVER, that purchases of shares of common stock of the Company by the Exempted Holders may be prohibited if such purchases would result in the Company becoming "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"), or otherwise would cause the Company to fail to qualify as a Real Estate Investment Trust under the Code and the rules relating thereto. If Westbrook or Blackacre acquires beneficial ownership of any securities of the Company (other than the Series 2000 Shares) they shall vote (or cause to be voted) all such securities in favor of (i) the Board's plan of liquidation, (ii) the election of all directors nominated by the Board for election at any and all annual or special meetings of shareholders and (iii) the adoption of such amendments to the Rights Agreement and the Charter or the taking of such other action with respect thereto as the Independent Directors (as such term is defined in the Schottenstein Agreement) may determine to be necessary or

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appropriate to permit any other shareholder to acquire levels of Permitted
Ownership (as such term is defined in the Schottenstein Agreement) that the SA Group (as such term is defined in the Schottenstein Agreement) is permitted to acquire.

         (b) The Company represents and warrants to the Preferred Stockholders that, (i) except for any actions to be taken by the Company pursuant to this
Section 4, no acts are required to be taken by the Company in order to cause the Permitted Ownership to be exempt from any restriction or limitation under the Rights Agreement, the Charter, the Company's By-laws or any other agreement or instrument to which the Company is a party or by which it is bound and (ii) the execution, delivery and performance of this Agreement by the Company will not:
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any governmental authority or court to which the Company is subject or any provision of the Charter or By-laws of the Company; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, result in the creation of any encumbrance upon or require any notice under any agreement to which the Company is a party or by which it is bound.

         (c) The Company hereby confirms and acknowledges that the Company has adopted appropriate resolutions to exempt itself from the provisions of Section 3-602 of the Maryland General Corporation Law with respect to the acquisition by any person of the capital stock of the Company, and the Company further confirms and acknowledges that such resolutions exempt the Permitted Ownership from such provisions.

             5. The Company and the Operating Partnership, by their execution of this Agreement, hereby agree that if any of the Company, the Operating Partnership or the Board takes any action or fails to take any action that would result in a breach of the agreements and undertakings set forth in Sections 3 or 4 above, then, after written notice to the Company by the Preferred Stockholders of any such breach, and if subject to cure, such breach has not been cured within ten Business Days after receipt of such notice, a Redemption Event shall be deemed to have occurred, notwithstanding anything to the contrary in the Exchange Agreement or the Articles Supplementary. The foregoing right shall be in addition to any remedy the Preferred Stockholders shall otherwise be entitled to at law or in equity.

             6. Except with respect to the agreements set forth in Section 3(a) and the last sentence of Section 4(a) above, on the date that no Series 2000 Shares remain outstanding, this Agreement shall terminate and have no further force and effect.

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             7. This Agreement and the Exchange Agreement shall be construed in accordance with and governed by the internal laws of the State of Maryland and this Agreement hereby incorporates herein by reference, MUTATIS MUTANDIS, Sections 7, 8, 10, 13, 14 and 17 of the Exchange Agreement. Except for the letter agreement among the parties hereto dated as of August 31, 2000, this Agreement, together with the Exchange Agreement, constitutes the entire contract among the parties hereto relating to the subject matter hereof. This Agreement may be executed in counterparts.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.


                                              Westbrook Burnham Holdings,
                                              L.L.C.


                                              By: /s/ Allen Curtis Greer, II
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                              Westbrook Burnham Co-Holdings,
                                              L.L.C.

                                              By: /s/ Allen Curtis Greer, II
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                              Blackacre SMC Master Holdings,
                                              LLC
                                                by Blackacre SMC Holdings,
                                                L.P., its managing member
                                                  by Blackacre Capital
                                                    Group, LP, its
                                                      general partner

                                                  by Blackacre Capital
                                                    Management Corp.,
                                                    its general partner

                                              /s/ Ronald J. Kravit
                                              ----------------------------------
                                              Name: Ronald J. Kravit
                                              Title: Authorized signatory

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                                              Burnham Pacific Properties, Inc.

                                              By: /s/ Scott C. Verges
                                                  ------------------------------
                                                  Name: Scott C. Verges
                                                  Title: President